UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 5, 2007

BATTLE MOUNTAIN GOLD EXPLORATION CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50399

(Commission File Number)

86-1066675

(IRS Employer Identification No.)

One East Liberty Street, Sixth Floor, Suite 9, Reno, Nevada 89504

(Address of principal executive offices and Zip Code)

(775) 686-6081

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On March 5, 2007, Royal Gold, Inc. (“Royal Gold”) and Battle Mountain Gold Exploration Corp. (“Battle Mountain”) announced that Battle Mountain has accepted Royal Gold’s proposal to acquire 100% of the fully diluted shares of Battle Mountain for approximately 1.57 million shares of Royal Gold common stock in a merger transaction. This represents a value of $0.60 per fully diluted share of Battle Mountain, or a 29% premium to the 20-day weighted average trading price of Battle Mountain as of Friday, February 23, 2007. The proposal is subject to satisfactory completion of due diligence, definitive documentation, and receipt of a fairness opinion satisfactory to Royal Gold’s Board of Directors, among other conditions.

To ensure continuity of Battle Mountain’s business, Royal Gold and Battle Mountain also entered into a binding term sheet, as of February 28, 2007, to provide up to $20 million in bridge financing to satisfy debt obligations and finalize royalty acquisitions. The bridge loan is convertible into Battle Mountain common stock at the election of Royal Gold, at $0.60 per share.

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Battle Mountain is a precious metals royalty company with a portfolio consisting of 12 properties located mainly in the Americas. Our principal assets include a 1.25% net smelter return (“NSR”) royalty on gold production from the Dolores project in Mexico, under development by Minefinders Corporation Ltd. Battle Mountain also has an option to acquire an additional 2.0% NSR royalty on gold and silver production from the Dolores project.

In anticipation of this transaction, Royal Gold has obtained a binding support agreement and option to purchase approximately 18% of the outstanding common stock of Battle Mountain from Mark Kucher, which provides that he will vote for and support the transaction. Royal Gold and Battle Mountain also entered into a binding agreement providing for a 45-day exclusive period to conclude definitive documentation for the merger and providing for break-up fees payable to Royal Gold in the event Battle Mountain enters into a competing agreement with another party within twelve months. There is also a mutual break-up fee payable in the event that either party breaches the agreement.

Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly-traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

The press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

99.1	Press Release dated March 5, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BATTLE MOUNTAIN GOLD EXPLORATION CORP.

By:

/s/ David Atkinson

David Atkinson

Chief Financial Officer

Date: March 6, 2007

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